EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130065 and 333-145744 on Form S-8 of our report dated March 14, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of three new accounting standards) relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc., and of our report on internal control over financial reporting dated March 14, 2008 appearing in this Annual Report on Form 10K of Core-Mark Holding Company, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
San Francisco, California March 14, 2008